Exhibit 10.13

ComHear/UCSD MULTIPLE PROJECT RESEARCH AGREEMENT

This Multiple Project Research Agreement (“MPR Agreement”) is made by and between COMHEAR, INC. (“Sponsor”) with offices at 303 Coast Blvd, Suite 14 La Jolla, CA 92037. and The Regents of the University of California, a California Corporation having its principal office at 1111 Franklin Street, 5th Floor, Oakland, CA 94607-5200, on behalf of the University of California, San Diego campus located at 9500 Gilman Drive, La Jolla, CA 92093-0934 (“University”).

WHEREAS, it is in the mutual interest of University and Sponsor that research be conducted in areas to be agreed upon which qualifies as “fundamental” or “applied” research on a reasonable efforts basis; and

WHEREAS. Sponsor desires to financially support said research at University;

NOW, THEREFORE. the parties agree as follows:

1. IDENTIFICATION OF RESEARCH PROJECT PLANS - Each project shall be specified in a sequentially numbered Research Project Plan (in the form of Attachment A hereto) and shall contain a specific Statement of Work and Budget, and any other particulars for each project. and shall be set forth in a separate amendment to this Agreement and signed by authorized representatives of each party. Said Amendment is to be combined with this MPR Agreement and shall be the terms and conditions for each research project ("Research Project Plan"). To the extent the terms of this MPR Agreement and any Research Project Plan conflict, the terms of the MPR Agreement shall have precedence. After approval of a Research Project Plan signed by both parties, any changes thereto shall be only by mutual written amendment executed by the parties.

2. SCHEDULE - The term of this MPR Agreement shall be February 1, 2014 through January 31. 2017 unless sooner terminated as herein provided (the "Term").

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3. BUDGET - Sponsor shall support the MPR Agreement in an anticipated aggregate amount of $800,000 Dollars (USD) per year for 3 years for a total of $2,400,000 Dollars (USD). Both parties shall hold a meeting at least once a year to review and confirm (i) the goal and progress of this Agreement, (ii) the advancement and result of each project, and (iii) the amount and allocation of the budget to each project. Such in-person review meetings shall be at Sponsor's expense or by teleconference prepared by Sponsor. The Project Budget amount shall cover all direct and indirect costs of the Research Project Plan.

If at any time University has reason to believe that the Project Budget of the Research Project Plan will be greater than the amount budgeted and accepted by both parties in writing. University shall notify Sponsor in writing to that effect, giving a revised Project Budget of the cost of completion of the Research Project Plan. Sponsor shall not be obligated to reimburse University for such excess portion of the Project Budget unless and until Sponsor has notified University in writing that the revised Project Budget is accepted, Upon expenditure of the Project Budget amount accepted by Sponsor, University's obligation to continue performance of the Research Project Plan shall cease. The balance of any funds remaining at the end of any Research Project Plan year may he carried over to subsequent years during the period of the Agreement to support the applicable Research Project Plan.

4. PAYMENT - Upon execution of this Agreement and an amendment which incorporates a Research Project Plan, after receipt of an invoice from University, Sponsor will provide an advance payment in the amount of half of each annual year Project Budget costs approved in the individual Research Project Plan. At least thirty (30) days prior to the beginning of each quarter thereafter, University will forward an invoice to Sponsor in an amount equal to one quarter of the then effective annual budget amount. Payment shall be made to “The Regents of the University of California” within 30 days of the invoice date. Payments are to be sent to the following address:

The Regents of the University of California

UCSD Cashier's Office

University of California, San Diego

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9500 Gilman Drive, Mail Code: 0009

La Jolla, CA 92093-0009

University shall forward invoices to Sponsor at the following address:

ADDRESS:	ComHear, Inc.
303 Coast Blvd. Suite 14
La Jolla, CA 92037
ATTN:	Mike Silva
PHONE: *	xxxxxxxxxxxxxx
E-MAIL	mike.silva@comhear.com

Sponsor shall have sixty (60) days from the completion of the project to request that University provide a report of expenditures shown by major cost categories.

5. CONFIDENTIALITY - Subject to Paragraph 9 of this Agreement, it is the intent of the parties that neither party shall furnish any information considered confidential and/or proprietary by it and/or one or more third parties to the other party in connection with this Agreement.

Should one party deem it necessary to disclose information considered confidential and/or proprietary by it to the other party, it will be clearly marked by the party, in writing, as "Confidential Information" or a similar type of marking.

6. USE OF NAME/PUBLICITY - it is agreed by each party that it will not under any circumstance use the name of the other party or its employees in any advertisement, press release or publicity with reference to this Agreement, without prior written approval of the other party

7. PUBLICATION — University shall have the right to publish the results of the work conducted by University under this Multi Project Research Agreement to the extent such results do not contain Confidential Information of Sponsor, provided Sponsor has the opportunity to review and comment on any proposed manuscripts describing said work thirty (30) days prior to their submission for publication. University agrees to consider Sponsor's comments prior to publication. However, if such submission would cause the loss of significant foreign patent rights, University will, at its option, either delete the enabling portion of the proposed publication, or withhold publication for an additional sixty (60) days until U.S. patent filings are completed, but only to the extent that Sponsor agrees to reimburse University for costs associated with such patent applications and subsequent prosecutions.

* Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The omitted text has been filed separately with the Commission.

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8. RIGHTS IN DATA - Subject to Paragraph 5 of this Agreement, University shall have the right to copyright, publish, disclose. disseminate and use, in whole and in part, any data and information developed by University under the Project. Subject to Paragraphs 8 and 9 of this Agreement, Sponsor shall have the right to disclose and use the technical reports, data and information delivered under the Project to Sponsor by University for any purpose.

9. PATENT RIGHTS — Unless expressly provided otherwise in an applicable Research Project Plan, title to inventions, developments or discoveries arising from research conducted under the Multi Project Research Agreement shall be determined in accordance with United States Patent Law, Title 35 United States Code.

a. Sponsor Inventions - All rights to inventions or discoveries made solely by Sponsor shall belong to Sponsor and shall be disposed of in accordance with Sponsor policy.

b. University inventions - All rights to inventions or discoveries made solely by University shall belong to the University and shall be disposed of in accordance with University policy.

c. Joint Inventions - All rights to inventions or discoveries made jointly by University and Sponsor shall be jointly-owned.

d. Prosecution of Patents — On a case by case basis, prosecution of joint inventions will be negotiated between University and Sponsor. In general, it is the intent of Sponsor to prosecute patents related to joint inventions utilizing their own legal resources in collaboration with University Technology Transfer Office.

To the extent that the University has the legal right to do so, the University shall offer to the Sponsor, in accordance with the provisions of the following paragraph, a time-limited first right to negotiate a commercial, royalty-bearing license, to make, use, and sell any University or Joint Invention conceived and first actually reduced to practice in the performance of research under this Research Agreement, for the term of any patent thereon.

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The University shall promptly disclose to the Sponsor any inventions arising under this Research Agreement. The Sponsor shall hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of the University. The Sponsor shall advise the University in writing within sixty (60) days of disclosure to the Sponsor whether or not it wishes to secure a commercial license. If the Sponsor elects to secure a license, the Sponsor shall reimburse University all costs associated with patent filing for such inventions, whether or not a patent issues. The Sponsor shall have ninety (90) days from the date of election to conclude a license or option agreement with the University. Such period may be extended by mutual agreement. Said license shall contain reasonable terms and shall require diligent performance by the Sponsor for the timely commercial development and early marketing of such inventions, and include the Sponsor's continuing obligation to pay patent costs. If Sponsor elects not to secure such license(s), or such license has not been concluded within the ninety (90) day period described above, rights to the Invention(s) disclosed hereunder shall be disposed of in accordance with University policies, with no further obligation to Sponsor.

10. INDEMNIFICATION - Sponsor agrees to defend, indemnify and hold University harmless from and against any and all liability, loss, expense. reasonable attorneys' fees, or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers. agents or employees.

University agrees to defend, indemnify and hold Sponsor harmless from any claim. liability, loss, expense. reasonable attorneys' fees, or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its officers, agents, or employees.

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11. REPORTING - University commits itself to regularly informing Sponsor, orally or in writing at Sponsor's choice, about development and research work carried out to date within the context of a Research Project Plan. The frequency of reporting shall be agreed upon by Sponsor and Principal Investigator on a case by case basis. After completion of the Research Project Plan, at no additional expense and as mutually agreed, University shall present and explain the results at a place specified by Sponsor. At the same time, University shall give Sponsor written, complete and comprehensible final report on the results.

12. EXCUSABLE DELAYS - In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, act of God, act of governmental officials or agencies. or any other cause beyond the control of University, University shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, this Agreement and the Research Project Plan may be revised by changing the Project Budget, performance period and other provisions, as appropriate, by mutual agreement of the parties.

13. NOTICE - Whenever any notice is to be given hereunder, it shall be in writing and sent to the following address:

University:	*
Principal Contract & Grant Manager
University of California. San Diego
Office of Contract and Grant Administration
10300 North Torrey Pines Road, Level 3 West
La Jolla, CA 92093-0934
*

(for express mail:
UCSD Contracts and Grants
10300 N. Torrey Pines Road. Level 3
West La Jolla, CA 92037
Sponsor:	ComHear. Inc.
Address:	303 Coast Blvd. Suite 14
La Jolla, CA
92037 Attn: Mike Silva

E-mail:	mike.sil va@cornhear.com
Telephone:	*

 14. TERMINATION - This Agreement or each Research Project Plan may be terminated by Sponsor at any time upon the giving of sixty (60) days prior written notice to University without cause. University may terminate this Agreement or each Research Project Plan if, a) the Principal Investigator is unavailable or unable to conduct the work and University is unable to provide an alternate investigator acceptable to Sponsor, or b) Sponsor fails to perform its material obligations under this Agreement. Written notice shall be directed to the appropriate individual named in Article 13 ("NOTICE") of this Agreement. Upon the giving of notice of termination by either party, as of the effective termination date the University shall exert its best efforts to limit or terminate any outstanding commitments. Sponsor shall reimburse University for all costs incurred by it for all work performed through the effective termination date, and for all outstanding obligations which cannot be canceled. University shall furnish, within ninety (90) days of the effective date of termination, a final invoice for settlement of all costs to be reimbursed.

* Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The omitted text has been filed separately with the Commission.

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15. GENERAL PROVISIONS - Any modification and addition to this Agreement must be made in writing and signed by an authorized representative of University and Sponsor. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter contained herein. There are no understandings, express or implied, not specified herein. No rights cu duties associated with this Agreement can be transferred by either of the two parties to a third party without the prior written permission of the other party. Both parties shall use every effort to amicably resolve all disputes arising under the present Agreement, including disputes or claims on its conclusion, binding effect, interpretation, fulfilment, amendment, and termination. In the event an amicable resolution is not reached, nothing in this Agreement shall preclude a party from pursuing equitable relief in a court of law having jurisdiction.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA	Company: COMHEAR, ING.

By: /s/ Carlos D. Molina	By: /s/ Randy Granovetter
Name: Carlos D. Molina	Name: Randy Granovetter
Title: Principal Contract & Grant Manager	Title: CEO
Date: February 4, 2014	Date: February 4, 2014

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